                                                              EXHIBIT 12(a)

                BANKERS TRUST CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)
[CAPTION]

                                                                  Three Months
                                                                         Ended
                                   Year Ended December 31,           March 31,
                            1994     1995     1996    1997    1998        1999
Earnings:
 1. Income (loss) before
     income taxes         $  987   $  469   $1,131  $1,239 $  (77)    $  209
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,911    5,138    5,483   5,959   6,954     1,261
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        45       28       30   (117)      15        60
 4. Earnings including
     interest on deposits  4,853    5,579    6,584   7,315   6,862     1,410
 5. Less: Interest on
           deposits          965    1,360    1,355   2,076   2,195       422
 6. Earnings excluding
     interest on deposits $3,888   $4,219   $5,229  $5,239  $4,667    $  988

Fixed Charges:
 7. Interest Expense      $3,880   $5,105   $5,451  $5,926  $6,919    $1,250
 8. Estimated interest
     component of net
     rental expense           31       33       32      33      35        11
 9. Amortization of debt
     issuance expense          -        -        -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,911    5,138    5,483   5,959   6,954     1,261
11. Add: Capitalized
          interest             -        -        -       -       -         -
12. Total fixed charges    3,911    5,138    5,483   5,959   6,954     1,261
13. Less: Interest on
           deposits
           (Line 5)          965    1,360    1,355   2,076   2,195       422
14. Fixed charges excluding
     interest on deposits $2,946   $3,778   $4,128  $3,883  $4,759    $  839

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.24     1.09     1.20    1.23     .99      1.12

  Excluding interest on
   deposits
   (Line 6/Line 14)         1.32     1.12     1.27    1.35     .98      1.18

For the year ended December 31, 1998, earnings, as defined, did not cover fixed charges, including and excluding interest on deposits by $92 million, as a result of a net loss recorded during the period.
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